EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (File No. 333-215508), Form S-3 (File No. 333-208120) and Form S-8 (File No. 333-208343) of Sequential Brands Group, Inc. of our reports dated March 16, 2018 on our audits of the consolidated financial statements and financial statement schedule of Sequential Brands Group, Inc. and Subsidiaries as of December 31, 2017 and 2016 and each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting of Sequential Brands Group, Inc. and Subsidiaries as of December 31, 2017, included in this Annual Report on Form 10-K of Sequential Brands Group. Inc. for the year ended December 31, 2017.

/s/ CohnReznick LLP

New York, New York
March 16, 2018